Exhibit 99.1

FMC Corporation 1735 Market Street Philadelphia, PA 19103
News Release
215.299.6000 phone 215.299.5998 fax

For Release: Immediate		www.fmc.com

	Media contact:	Jim Fitzwater – 215.299.6633
	Investor relations contact:	Brennen Arndt – 215.299.6266

FMC Corporation Announces Third Quarter 2007 Results

Reports Earnings of $0.69 per Diluted Share before Restructuring and Other Income and Charges

PHILADELPHIA, October 31, 2007—FMC Corporation (NYSE: FMC) today reported net income of $37.1 million, or $0.48 per diluted share, in the third quarter of 2007, versus net income of $35.1 million, or $0.44 per diluted share, in the third quarter of 2006. Net income in the current quarter included restructuring and other income and charges of $15.9 million after-tax, or charges of $0.21 per diluted share, versus restructuring and other income and charges of $5.3 million after-tax, or charges of $0.07 per diluted share, in the prior-year quarter. Excluding these items, the company earned $0.69 per diluted share in the current quarter, an increase of 35 percent versus $0.51 per diluted share in the third quarter of 2006. Third quarter revenue of $626.6 million increased 10 percent versus $572.2 million in the prior year.

William G. Walter, FMC chairman, president and chief executive officer, said: “Our record third quarter results were on plan with another quarter of strong Agricultural Products performance across all regions, continued volume growth and pricing improvement in Specialty Chemicals and the return of Industrial Chemicals’ profit momentum. These results reflect, in my view, the fundamental strengths of the Company – our global footprint, the non-cyclical nature of our end-use markets and the absence of any significant petrochemical exposure.”

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Page 2/ FMC Corporation Announces Third Quarter 2007 Results

Revenue in Agricultural Products of $192.7 million was 7 percent higher than last year’s quarter. Sales gains were achieved in all regions, and were particularly strong in Europe, Asia and Brazil. Segment earnings before interest and taxes (“segment earnings”) of $39.2 million were up 38 percent versus the year ago quarter, driven by the higher sales and continued supply chain productivity improvements.

Revenue in Specialty Chemicals was $164.8 million, an increase of 12 percent versus the prior-year quarter, as a result of higher volumes and selling prices in lithium and strong commercial performance in BioPolymer. Segment earnings of $33.5 million increased 24 percent versus the year ago quarter, as a result of the higher sales and continued productivity improvements.

Revenue in Industrial Chemicals was $269.9 million, an increase of 10 percent from the prior-year quarter, driven by higher volumes and selling prices for soda ash and volume growth at Foret. Segment earnings of $24.6 million increased 15 percent versus the year ago quarter, as the higher sales more than offset higher energy and raw material costs.

Corporate expense was $12.0 million, up from $11.3 million in the prior year quarter. Interest expense, net, was $8.6 million as compared to $7.5 million in the prior-year period. On September 30, 2007, gross consolidated debt was $572.1 million, and debt, net of cash, was $456.2 million. For the quarter, depreciation and amortization was $32.3 million and capital expenditures were $31.9 million.

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Page 3/ FMC Corporation Announces Third Quarter 2007 Results

Nine Months Results

Revenue was $1,958.6 million, an increase of 11 percent versus $1,758.6 million in the prior-year period. Net income was $91.5 million as compared to $119.1 million in the year-earlier period. Net income in the current period included restructuring and other income and charges of $103.0 million, versus restructuring and other income and charges of $48.8 million in the prior-year period. Excluding these charges, the company earned $194.5 million in the first nine months of 2007, an increase of 16 percent versus $167.9 million in the first nine months of 2006.

Revenue in Agricultural Products was $660.2 million, an increase of 16 percent versus the prior-year period. Higher sales were realized in all geographic regions, but were particularly strong in Brazil due to increased planted acres in sugar cane, corn and cotton and in Europe driven primarily by increased demand for biofuel crops and more favorable weather conditions than a year ago. Segment earnings of $175.1 million increased 37 percent versus the first nine months of 2006 as a result of the higher sales and continued supply chain productivity improvements, which more than offset higher incremental selling and distribution costs due to the higher sales.

Revenue in Specialty Chemicals was $498.5 million, an increase of 12 percent versus the prior-year period, driven by higher selling prices and volumes in lithium and strong commercial performance in BioPolymer. Segment earnings of $108.6 million increased 15 percent versus the year-earlier period due to higher sales and continued productivity improvements, which more than offset increased energy and raw material costs.

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Page 4/ FMC Corporation Announces Third Quarter 2007 Results

Revenue in Industrial Chemicals was $802.6 million, an increase of 8 percent versus the prior-year period, as a result of higher volumes and selling prices for soda ash. Segment earnings of $63.7 million decreased 16 percent versus the year-earlier period, as higher energy and raw material costs across the segment and lower electricity selling prices in Spain more than offset the positive impact of higher sales.

Corporate expense was $39.5 million, as compared to $33.8 million in the year-earlier period. Interest expense, net, was $27.0 million, up from $25.1 million in the prior-year period. For the period, depreciation and amortization was $100.7 million and capital expenditures were $76.5 million.

Outlook

Regarding the outlook for 2007, Walter said: “Based on our strong year-to-date performance we are reaffirming our guidance for earnings before restructuring and other income and charges of $3.10 to $3.20 per diluted share

Walter added: “For the fourth quarter of 2007, we expect earnings before restructuring and other income and charges of $0.60 to $0.70 per diluted share. Relative to the fourth quarter of 2006, strong earnings growth in all operating segments is expected to be offset in large part by non-cash LIFO expense and higher book tax rate.”

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Page 5/ FMC Corporation Announces Third Quarter 2007 Results

FMC will conduct its third quarter conference call and webcast at 11:00 a.m. ET on Thursday, November 1, 2007. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the Company will also provide supplemental information on the web including its 2007 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2006 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	$626.6	$572.2	$1,958.6	$1,758.6

Costs of sales and services	440.2	412.6	1,351.4	1,220.9
Selling, general and administrative expenses	73.8	69.5	229.1	207.5
Research and development expenses	20.5	25.6	67.4	70.2
In-process research and development	1.0	—	2.0	2.0
Restructuring and other charges	23.0	0.8	140.0	67.6

Total costs and expenses	558.5	508.5	1,789.9	1,568.2

Income from operations	68.1	63.7	168.7	190.4

Equity in (earnings) loss of affiliates	0.4	(0.4)	(2.3)	(1.7)
Minority interests	2.9	2.0	6.1	6.5
Interest expense, net	8.6	7.5	27.0	25.1
Loss on extinguishment of debt	0.3	—	0.3	—

Income from continuing operations before income taxes	55.9	54.6	137.6	160.5

Provision for income taxes	14.5	16.0	26.8	48.3

Income from continuing operations	41.4	38.6	110.8	112.2
Discontinued operations, net of income taxes	(4.3)	(3.5)	(19.3)	6.9

Net income	$37.1	$35.1	$91.5	$119.1

Basic earnings (loss) per common share:
Continuing operations	$0.55	$0.50	$1.47	$1.46
Discontinued operations	(0.06)	(0.04)	(0.26)	0.09

Basic earnings per common share	$0.49	$0.46	$1.21	$1.55

Average number of shares used in basic earnings per share computations	75.2	76.7	75.6	76.9

Diluted earnings (loss) per common share:
Continuing operations	$0.54	$0.49	$1.42	$1.41
Discontinued operations	(0.06)	(0.05)	(0.24)	0.09

Diluted earnings per common share	$0.48	$0.44	$1.18	$1.50

Average number of shares used in diluted earnings per share computations	77.3	79.0	77.8	79.3

Other Data:
Capital expenditures	$31.9	$34.6	$76.5	$80.5
Depreciation and amortization expense	$32.3	$32.4	$100.7	$98.0

Attachment 1 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	$626.6	$572.2	$1,958.6	$1,758.6

Costs of sales and services	446.3	412.6	1,357.5	1,220.9
Selling, general and administrative expenses	73.8	69.5	229.1	207.5
Research and development expenses	20.5	25.6	67.4	70.2

Total costs and expenses	540.6	507.7	1,654.0	1,498.6

Income from operations	86.0	64.5	304.6	260.0

Equity in (earnings) loss of affiliates	0.4	(0.4)	(1.9)	(1.7)
Minority interests	2.9	2.0	7.5	6.5
Interest expense, net	8.6	7.5	27.0	25.1

Income from continuing operations before income taxes, excluding restructuring and other income and charges	74.1	55.4	272.0	230.1

Provision for income taxes	21.1	15.0	77.5	62.2

After-tax income from continuing operations, excluding restructuring and other income and charges *	$53.0	$40.4	$194.5	$167.9

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges	$0.70	$0.53	$2.57	$2.18

Average number of shares used in basic after-tax income per share computations	75.2	76.7	75.6	76.9

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges	$0.69	$0.51	$2.50	$2.12

Average number of shares used in diluted after-tax income per share computations	77.3	79.0	77.8	79.3

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

Attachment 2 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income (GAAP)	$37.1	$35.1	$91.5	$119.1

Discontinued operations, net of income taxes (a)	4.3	3.5	19.3	(6.9)

Restructuring and other (income) charges, net (b)	16.9	0.8	132.1	67.6

In-process research and development (c)	1.0	—	2.0	2.0

Loss on extinguishment of debt (d)	0.3	—	0.3	—

Tax effect of restructuring and other (income) charges, in-process research and development, and loss on extinguishment of debt	(6.6)	(0.3)	(50.4)	(15.2)

Tax adjustments (e)	—	1.3	(0.3)	1.3

After-tax income from continuing operations, excluding restructuring and other income and charges (Non-GAAP)	$53.0	$40.4	$194.5	$167.9

Diluted earnings per common share (GAAP)	$0.48	$0.44	$1.18	$1.50

Discontinued operations per diluted share	0.06	0.05	0.24	(0.09)

Restructuring and other (income) charges, net per diluted share, before tax	0.22	0.01	1.70	0.85

In-process research and development per diluted share, before tax	0.01	—	0.03	0.03

Loss on extinguishment of debt per diluted share, before tax	0.01	—	0.01	—

Tax effect of restructuring and other (income) charges, in-process research and development and loss on extinguishment of debt	(0.09)	(0.01)	(0.65)	(0.19)

Tax adjustments per diluted share	—	0.02	(0.01)	0.02

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges (Non-GAAP)	$0.69	$0.51	$2.50	$2.12

Average number of shares used in diluted after-tax income from continuing operations per share computations	77.3	79.0	77.8	79.3

(a)	Discontinued operations for the three and nine months ended September 30, 2007 as well as the three months ended September 30, 2006 primarily includes provision for environmental liabilities and legal reserves and expenses related to previously discontinued operations. Discontinued operations for the nine months ended September 30, 2006 primarily includes gain from sale of land located in San Jose, California to the City of San Jose of $14.1 million partially offset by provision for environmental liabilities and legal reserves and expenses related to previously discontinued operations. The land sale completed the sale of land that was formerly used by our defense business, which we divested in 1997.
(b)	2007

Amounts for the three months ended September 30, 2007 include continued charges related to the closure of our Baltimore agricultural chemicals facility ($14.5 million), charges associated with the abandonment of previously idled fixed assets at various facilities at Foret which is part of our Industrial Chemicals segment ($4.0 million) and charges associated with continuing environmental sites in Corporate ($1.0 million). Charges for the three months ended September 30, 2007 also include $2.7 million of severance costs, of which $1.4 million related to our Industrial Chemicals segment and $1.3 million related to our Agricultural Products segment.

For the nine months ended September 30, 2007, amounts include charges related to the closure of our Baltimore facility ($89.7 million charges through the nine months ended September 30, 2007), charges associated with the asset abandonment of one of our Foret co-generation facilities which is part of our Industrial Chemicals segment ($6.5 million after minority interest) and charges related to the settlement of all claims with Solutia and Astaris (now known as Siratsa) regarding our contribution of PPA technology to the Astaris joint venture in our Industrial Chemicals segment ($22.5 million). Remaining charges for the nine months ended September 30, 2007 primarily include the Foret charges for previously idled fixed assets described above for the three months ended September 30, 2007 ($4.0 million) as well as charges associated with continuing environmental sites in Corporate ($6.2 million) and severance costs ($5.0 million) primarily in our Industrial Chemicals segment.

Attachment 3 of 6

In addition to the line item “Restructuring and other charges” as presented in the condensed consolidated statements of operations and discussed in detail above this line item in the above reconciliation includes the following:

•

A $0.4 million gain related to cash received from our Astaris joint venture whose assets were substantially sold in 2005. On the condensed consolidated statements of operations this gain is included in “Equity in (earnings) loss of affiliates” for the nine months ended September 30, 2007.

•

Minority interest of $1.4 million related to the abandonment of one of our Foret co-generation facilities as previously discussed above. We own 75% of this entity. The minority interest is included in “Minority interests” in the condensed consolidated statements of operations for the nine months ended September 30, 2007.

•

A non-cash gain of $6.1 million related to an adjustment to our last in, first out (LIFO) inventory reserves as a result of a correction in determining our initial LIFO inventory base year. This gain was recorded to “Costs of sales and services” for the three and nine months ended September 30, 2007 in the condensed consolidated statements of operations.

2006

Amounts were not significant for the three months ended September 30, 2006. For the nine months ended September 30, 2006 amounts primarily include charges related to the settlement of an antitrust class action involving our microcrystalline cellulose product in our Specialty Chemicals segment ($25.0 million), abandonment of a building at one of our manufacturing locations in our Agricultural Products segment ($6.0 million) and asset abandonment and severance charges related to workforce reductions at our Princeton, New Jersey R&D facility ($5.3 million) also in our Agricultural Products segment, and a charge of €25 million (US$30 million) related to a fine imposed on us by the European Commission as a result of alleged violations of competition law in the hydrogen peroxide business in Europe prior to 2000. This fine is associated with our Industrial Chemicals segment. We have appealed the decision of the European Commission.

(c)	Proprietary Fungicide Agreement

In the second quarter of 2006, our Agricultural Products segment entered into agreements in which we were granted an initial right to further develop a third party’s proprietary fungicide in certain geographic markets. Under those agreements, we paid $2.0 million and recorded the amount as a charge to “In-process research and development” in the condensed consolidated statement of operations for the nine months ended September 30, 2006.

In the first quarter of 2007, our Agricultural Products segment acquired further rights from this third-party company to develop their proprietary fungicide. In acquiring those further rights, we paid an additional $1.0 million and have recorded this amount as a charge to “In-process research and development” in the condensed consolidated statement of operations for the nine months ended September 30, 2007.

Collaboration and License Agreement

In the third quarter of 2007, our Agricultural Products segment entered into a collaboration and license agreement with a third-party company for the purpose of obtaining certain technology and intellectual property rights. We accrued an initial $1.0 million upon entering into this agreement and have recorded the amount as a charge to “In-process research and development” in the condensed consolidated statement of operations for the three and nine months ended September 30, 2007.

(d)	Amount for the three and nine months ended September 30, 2007 represents loss on the early extinguishment of debt related to the Domestic credit agreement which replaced the 2005 credit agreement. The loss represents the write-off of deferred financing fees associated with our previous credit agreements.
(e)	Tax adjustments which were not significant in any period presented are related to adjustments for prior year tax matters.

Attachment 3 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue
Agricultural Products	$192.7	$180.4	$660.2	$571.4
Specialty Chemicals	164.8	147.0	498.5	446.8
Industrial Chemicals	269.9	245.7	802.6	743.2
Eliminations	(0.8)	(0.9)	(2.7)	(2.8)

Total	$626.6	$572.2	$1,958.6	$1,758.6

Income from continuing operations before income taxes
Agricultural Products	$39.2	$28.5	$175.1	$127.7
Specialty Chemicals	33.5	27.0	108.6	94.3
Industrial Chemicals	24.6	21.3	63.7	75.5

Segment operating profit	97.3	76.8	347.4	297.5
Corporate	(12.0)	(11.3)	(39.5)	(33.8)
Other income (expense), net	(2.6)	(2.6)	(8.9)	(8.5)

Operating profit from continuing operations before items noted below:	82.7	62.9	299.0	255.2

Restructuring and other income (charges), net (a)	(16.9)	(0.8)	(132.1)	(67.6)
Interest expense, net	(8.6)	(7.5)	(27.0)	(25.1)
In-process research and development (b)	(1.0)	—	(2.0)	(2.0)
Loss on extinguishment of debt (c)	(0.3)	—	(0.3)	—

Income from continuing operations before income taxes	$55.9	$54.6	$137.6	$160.5

(a)	Amounts for the three months ended September 30, 2007 related to Agricultural Products ($15.9 million), Industrial Chemicals ($6.0 million), Specialty Chemicals ($.1 million) and Corporate ($5.1 million-benefit). Amounts for the three months ended September 30, 2006 related to Agricultural Products ($0.4 million) and Industrial Chemicals ($0.4 million).

Amounts for the nine months ended September 30, 2007 related to Agricultural Products ($91.3 million), Industrial Chemicals ($38.8 million), Specialty Chemicals ($1.9 million) and Corporate ($0.1 million). Amounts for the nine months ended September 30, 2006 related to Industrial Chemicals ($31.4 million), Specialty Chemicals ($24.1 million), Agricultural Products ($11.4 million) and Corporate ($0.7 million).

See Note B to the schedule “Reconciliation of Net Income (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges (Non-GAAP)” for further details on the components that make up this line item.

(b)	See Note C to the schedule “Reconciliation of Net Income (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges (Non-GAAP)” for further details on the components that make up this line item.
(c)	Amount for the three and nine months ended September 30, 2007 represents loss on the early extinguishment of debt related to the Domestic credit agreement which replaced the 2005 credit agreement. The loss represents the write-off of deferred financing fees associated with our previous credit agreements.

Attachment 4 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30, 2007	December 31, 2006
Cash and cash equivalents	$115.9	$165.5
Trade receivables, net	613.1	537.9
Inventories	256.6	219.4
Other current assets	120.8	91.3
Deferred income taxes	67.8	53.7

Total current assets	1,174.2	1,067.8
Property, plant and equipment, net	935.1	1,025.1
Goodwill	175.4	163.6
Deferred income taxes	291.8	330.8
Other long—term assets	161.7	147.7

Total assets	$2,738.2	$2,735.0

Short—term debt	$65.8	$53.7
Current portion of long—term debt	89.9	52.5
Accounts payable, trade and other	296.5	301.4
Guarantees of vendor financing	22.0	25.6
Accrued pensions and other post-retirement benefits, current	7.5	7.5
Other current liabilities	289.6	261.8

Total current liabilities	771.3	702.5
Long-term debt	416.4	523.5
Long-term liabilities	495.4	489.5
Stockholders’ equity	1,055.1	1,019.5

Total liabilities and stockholders’ equity	$2,738.2	$2,735.0

Attachment 5 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended September 30,
	2007	2006
Cash provided by operating activities	$230.1	$251.1

Cash (required) by operating activities of discontinued operations	(29.6)	(9.8)

Cash provided (required) by investing activities:
Capital expenditures	(76.5)	(80.5)
Other investing activities	(2.1)	12.2

	(78.6)	(68.3)

Cash provided (required) by financing activities:
Increase (decrease) in short-term debt	12.0	(20.9)
Financing fees	(0.7)	—
Repayment of long-term debt	(82.2)	(42.4)
Distributions to minority partners	(10.2)	(7.3)
Dividends paid	(21.8)	(14.1)
Repurchases of common stock	(84.5)	(71.8)
Issuances of common stock, net	12.7	31.8

	(174.7)	(124.7)

Effect of exchange rate changes on cash	3.2	2.8

Increase (decrease) in cash and cash equivalents	(49.6)	51.1
Cash and cash equivalents, beginning of year	165.5	206.4

Cash and cash equivalents, end of period	$115.9	$257.5

Attachment 6 of 6